Exhibit 99.2


PRO-FORMA  CONDENSED COMBINED AND ACTUAL DATA

         The following unaudited pro forma condensed statement of operations of LRS, Inc reflect Transnational Financial Networks' acquisition of LRS, Inc. on July 31, 1999. The LRS acquisition was accounted for using the purchase method of combined statement of operations has been prepared assuming the following:

         The total purchase price is $3.8 million in cash and stock, with a contingency payment of up to $3.2 million over a four year period based on attaining certain profitability levels.

         The purchase price has been allocated to the tangible and intangible assets acquired and liabilities assumed based on their respective fair values as follows (in thousands):

                 Goodwill                                       $        3,600
                 Fixed Assets                                              165
                 Other Assets (net of liabilities)                          62

         Amortization of goodwill and other intangible assets related to the acquisition totaling $417,000 for the year ended December 31, 1998 and $243,000 for the seven months ended July 31, 1999 has been reflected as a result of the acquisition of LRS.

         Income tax provision of $689,000 for the year ended December 31, 1998 and $132,000 for the seven months ended July 31, 1999 have been included.

         The pro forma diluted net income per share for the year ended December 31, 1998 and the seven months ended July 31, 1999 were computed using the weighted average number of common shares outstanding, including shares issued in conjunction with the acquisition as if these shares were outstanding from January 1, 1998.

         The pro forma statements of operations are not necessarily indicative of what the actual financial results would have been had the acquisition taken place on January 1, 1998 and do not purport to indicate the results of future operations.

                                            Seven Months Ended July 31, 1999

                                                                                        Pro Forma
Statement of Operation Data                     TFN         LRS       Adjustments       Combined
Revenues                                         $4,238       $4,987                            $9,225

Expenses:
  Commissions, Salaries and

    Employee Benefits                             3,388        3,869                             7,257
  General and Administrative                      1,417          745                             2,162
  Amortization of goodwill and other
    intangibles                                                                243                 243


Total Operating Expenses                          4,805        4,614           243               9,662

Operating Income (loss)                           (567)          373         (243)               (437)

Interest Income (expense)                           202         (11)                               191

Income (loss) before tax                          (365)          362         (243)               (246)

Income tax provision                                  -           16            32                  48

Net Income (loss)                                 (365)          346         (275)               (294)

Pro forma net income (loss) per share                                                          $(0.07)

Shares used to compute pro forma
  Income (loss) per common share                                                             4,279,310

Pro forma net income (loss) per share
  on fully diluted basis                                                                       $(0.07)

Shares used to compute pro forma
  Income (loss) per common share on
  fully diluted basis                                                                        4,279,310